EXHIBIT 99.1

Predictive Oncology Announces Reverse Stock Split

Common Stock Will Begin Trading on Split-Adjusted Basis on April 24, 2023

EAGAN, Minn., April 20, 2023 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) (“Predictive Oncology” or the “Company”), today announced that it is effecting a reverse stock split of its common stock at a ratio of 1 post-split share for every 20 pre-split shares. The reverse stock split will become effective at 12:01 a.m. on Monday, April 24, 2023. Predictive Oncology’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol POAI and will begin trading on a split-adjusted basis when the market opens on Monday, April 24, 2023. The new CUSIP number for the Company’s common stock following the reverse stock split will be 74039M309.

The reverse stock split is primarily intended to bring the Company into compliance with the minimum bid price requirement to maintain the listing of the Company’s common stock on the Nasdaq Capital Market.

At a reconvened special meeting of stockholders held on April 19, 2023, Predictive Oncology’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of Predictive Oncology’s common stock through an amendment to its Certificate of Incorporation at a ratio of not less than 1-for-2 and not more than 1-for-25, such ratio to be determined by the Company’s Board of Directors.

At the effective time of the reverse stock split, every 20 shares of Predictive Oncology’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-20 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all holders of Predictive Oncology’s common stock uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of Predictive Oncology’s common stock outstanding from 79,597,181 shares to approximately 3,979,860 shares, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of Predictive Oncology’s common stock issuable upon exercise or vesting of Predictive Oncology’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Pacific Stock Transfer, at 1-800-785-7782, or by email at cs@pacificstocktransfer.com.

About Predictive Oncology Inc.

As a science-driven company on the leading edge of oncology drug discovery, Predictive Oncology (NASDAQ: POAI) offers an unrivaled suite of solutions for the biopharma industry. Through the integration of scientific rigor and machine learning, the company has developed the ability to advance molecules into medicine more confidently by introducing human diversity earlier into the discovery process with the pairing of artificial intelligence and the world’s largest privately held biobank of over 150K tumor samples. Predictive Oncology’s solutions additionally include tumor models, biologics development, formulation design, a GMP facility, a CLIA laboratory and substantial scientific domain expertise.

Forward Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the effect that the reverse stock split may have on the price of our common stock, our ability to maintain its listing on the Nasdaq Capital Market, and the factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Predictive Oncology Investor Relations
Tim McCarthy
LifeSci Advisors, LLC.
tim@lifesciadvisors.com